As filed with the Securities and Exchange Commission on February 7, 2006

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SOTHEBY’S HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Michigan	38-2478409
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

38500 Woodward Avenue, Suite 100
Bloomfield Hills, Michigan 48304
(Address of principal executive offices)

SOTHEBY’S HOLDINGS, INC. 2003 RESTRICTED STOCK PLAN
(Full title of the plan)

Donaldson C. Pillsbury
Executive Vice President, Worldwide General Counsel and Secretary
Sotheby’s, Inc.
1334 York Avenue
New York, New York 10021
(212) 606-7000
(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee

Class A Limited Voting Common Stock	149,359	$20.465	$3,056,631.90	$327.06

(1) Computed, pursuant to Rule 457(h), solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Class A Limited Voting Common Stock as reported on the New York Stock Exchange on February 3, 2006.

EXPLANATORY NOTE

          Sotheby’s Holdings, Inc., a Michigan corporation (the “Registrant”) is filing this Registration Statement on Form S-8 with respect to the Sotheby’s Holdings, Inc. 2003 Restricted Stock Plan (as amended, the “Plan”) in order to register 149,359 shares of the Registrant’s Class A Common Stock, par value $0.10 per share (the “Class A Common Stock”), that the Registrant has withheld from time to time for tax purposes upon the vesting of restricted stock grants under the Plan. In accordance with the terms of the Plan, these withheld shares are considered to be surrendered before the restriction period for the shares has been satisfied and are again available for awards subsequently granted under the Plan.

          These shares are additional securities being registered under the Plan. Consequently, in accordance with General Instruction (E) to Form S-8, the Registrant hereby incorporates by reference in this Registration Statement the contents of its Registration Statement on Form S-8 with respect to securities issuable under the Plan, filed on March 16, 2004 (the “2004 Form S-8”) with the Securities and Exchange Commission (the “Commission”), Commission File Number 001-09750, except (i) that Item 5, titled “Interests of Experts and Counsel,” of Part II of the 2004 Form S-8 is not incorporated by reference to this Registration Statement as the disclosure under such item is not applicable to this Registration Statement, and (ii) as otherwise amended by this Registration Statement.

          In addition, all references to the issuance under the Plan of the Registrant’s Class B Common Stock, par value $0.10 per share are hereby deemed to refer instead to the issuance of Class A Common Stock under the Plan in accordance with the Second Amendment to the Plan, a copy of which is filed as an exhibit to this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The Registrant incorporates by reference into this Registration Statement the following documents:

(a)

the Registrant’s Annual Report on Form 10-K (File No. 001-09750) for the fiscal year ended December 31, 2004, filed with the Commission on March 16, 2005 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	all other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004;

(c)	Item 1 of the Registrant’s Registration Statement on Form 8-A, dated March 7, 1990 (File No. 001-09750) and filed with the Commission on March 8, 1990 pursuant to Section 12 of the Exchange Act; and

(d)

all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all such securities then remaining to be sold.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Description

5	Opinion of Dickinson Wright PLLC, special counsel to the Registrant, as to the legality of the shares.

10.1*	Second Amendment to Sotheby’s Holdings, Inc. 2003 Restricted Stock Plan, dated November 7, 2005.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Dickinson Wright PLLC (included in Exhibit 5).

24	Powers of Attorney (included on signature page).

*Management contract or compensatory plan.

Item 9. Undertakings.

          The Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1933, as amended (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) That, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of February, 2006.

SOTHEBY’S HOLDINGS, INC.

By:	/s/ William F. Ruprecht

William F. Ruprecht President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints William F. Ruprecht and William S. Sheridan, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), supplements and other documents related  to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael I. Sovern	Chairman of the Board	February 7, 2006

Michael I. Sovern

/s/ Devonshire	Deputy Chairman of the Board	February 7, 2006

The Duke of Devonshire

/s/ William F. Ruprecht	President, Chief Executive	February 7, 2006
Officer and Director
William F. Ruprecht

/s/ William S. Sheridan	Executive Vice President and	February 7, 2006
Chief Financial Officer
William S. Sheridan

/s/ Michael Blakenham	Director	February 7, 2006

Michael Blakenham

/s/ Steven B. Dodge	Director	February 7, 2006

Steven B. Dodge

/s/ Jeffrey H. Miro	Director	February 7, 2006

Jeffrey H. Miro

/s/ Allen Questrom	Director	February 7, 2006

Allen Questrom

/s/ Donald M. Stewart	Director	February 7, 2006

Donald M. Stewart

/s/ Robert S. Taubman	Director	February 7, 2006

Robert S. Taubman

/s/ Robin G. Woodhead	Director	February 7, 2006

Robin G. Woodhead

/s/ Michael L. Gillis	Senior Vice President, Controller, and	February 7, 2006
Chief Accounting Officer
Michael L. Gillis

Exhibit Index

Exhibit Number	Description

5	Opinion of Dickinson Wright PLLC, special counsel to the Registrant, as to the legality of the shares.

10.1*	Second Amendment to Sotheby’s Holdings, Inc. 2003 Restricted Stock Plan, dated November 7, 2005.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Dickinson Wright PLLC (included in Exhibit 5).

24	Powers of Attorney (included on signature page).

*Management contract or compensatory plan.